Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports First Quarter 2010 Sales Growth of 34.4%

Orders Growth of 45.3%

Net Income of $2.1 million

LAKE MARY, FL, May 5, 2010 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the first quarter ended April 3, 2010. Sales in the first quarter of 2010 increased 34.4%, to $42.3 million, from $31.4 million in the first quarter of 2009. The Company reported net income of $2.1 million, or $0.13 per share, compared to a net loss of $0.41 per share in the first quarter of 2009.

New order bookings for the first quarter of 2010 were $39.8 million, an increase of $12.4 million, or 45.3%, compared to $27.4 million in the first quarter of 2009.

“All three regions posted strong double-digit sales growth in the first quarter. Even more encouraging was our new orders growth rate of 45%, driven by a 79% increase in Asia and a 60% increase in the Americas. Overall, our top line performance in the first quarter was the result of continued momentum in our end-markets and improved productivity from our sales team,” stated Jay Freeland, FARO’s President and CEO.

Gross margin for the first quarter of 2010 was 60.1%, compared to 51.7% in the first quarter of 2009. Gross margin increased primarily due to an increase in the proportion of higher margin product sales relative to lower margin service revenue.

Selling expenses as a percentage of sales decreased to 26.6% in the first quarter of 2010 from 40.8% in the first quarter of 2009, primarily as a result of an increase in sales and lower compensation costs. Selling expenses in the first quarter of 2010 decreased by $1.6 million from the first quarter of 2009 to $11.2 million.

General and administrative expenses decreased to 14.8% of sales in the first quarter of 2010 from 20.0% in the first quarter of 2009. General and administrative expenses in the first quarter of 2010 decreased by $0.1 million to $6.2 million from $6.3 million in the first quarter of 2009. General and administrative expenses included $0.4 million related to patent litigation expenses in the first quarter of 2010.

R&D expenses were $3.0 million in the first quarter of 2010, a decrease of $0.5 million from $3.5 million in the first quarter of 2009. R&D expenses were 7.1% of sales in the first quarter of 2010 compared to 11.1% of sales in the first quarter of 2009.

Operating income for the first quarter of 2010 increased by $11.0 million, to $3.4 million, from an operating loss of $7.6 million in the first quarter of 2009. Operating margin for the first quarter of 2010 was 8.0% compared to an operating loss of 24.3% in the first quarter of 2009.

Income tax expense increased by $2.4 million to $0.8 million for the first quarter of 2010 from a benefit of $1.6 million in the first quarter of 2009 due to an increase in pretax income of $11.0 million

“In addition to our strong orders and sales performance in the first quarter, we are also pleased by the speed with which gross margin and operating income have improved. This is a direct result of the cost actions and positioning moves we made last year,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about FARO’s focus, plans and strategies, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With approximately 20,000 installations and 10,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement and imaging devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	Apr 3, 2010	Apr 4, 2009
SALES
Product	$33,938	$24,214
Service	8,331	7,235

Total Sales	42,269	31,449

COST OF SALES
Product	11,275	9,127
Service	5,603	6,062

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	16,878	15,189

GROSS PROFIT	25,391	16,260

OPERATING EXPENSES:
Selling	11,235	12,824
General and administrative	6,247	6,299
Depreciation and amortization	1,540	1,291
Research and development	2,989	3,479

Total operating expenses	22,011	23,893

INCOME (LOSS) FROM OPERATIONS	3,380	(7,633)

OTHER (INCOME) EXPENSE
Interest income	(19)	(158)
Other expense, net	505	661
Interest expense	27	3

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	2,867	(8,139)

INCOME TAX EXPENSE (BENEFIT)	803	(1,554)

NET INCOME (LOSS)	$2,064	$(6,585)

NET INCOME (LOSS) PER SHARE - BASIC	$0.13	$(0.41)

NET INCOME (LOSS) PER SHARE - DILUTED	$0.13	$(0.41)

Weighted average shares - Basic	16,124,886	16,227,363

Weighted average shares - Diluted	16,267,231	16,227,363

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	April 3, 2010 Unaudited	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$38,331	$35,078
Short-term investments	64,986	64,986
Accounts receivable, net	40,550	42,944
Inventories, net	25,811	26,582
Deferred income taxes, net	4,482	4,473
Prepaid expenses and other current assets	8,805	6,016

Total current assets	182,965	180,079

Property and Equipment:
Machinery and equipment	21,628	19,867
Furniture and fixtures	5,095	5,225
Leasehold improvements	9,423	9,434

Property and equipment at cost	36,146	34,526
Less: accumulated depreciation and amortization	(21,499)	(20,788)

Property and equipment, net	14,647	13,738

Goodwill	19,091	19,934
Intangible assets, net	7,576	7,985
Service inventory	12,748	12,079
Deferred income taxes, net	1,763	1,895

Total Assets	$238,790	$235,710

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Notes Payable	$2,490	$—
Accounts payable	9,576	8,985
Accrued liabilities	9,504	8,173
Income taxes payable	—	229
Current portion of unearned service revenues	12,158	12,226
Customer deposits	1,621	2,173
Current portion of obligations under capital leases	60	80

Total current liabilities	35,409	31,866
Unearned service revenues - less current portion	5,784	5,910
Deferred tax liability, net	1,075	1,143
Obligations under capital leases - less current portion	189	193

Total Liabilities	42,457	39,112

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 16,815,066 and 16,795,289 issued; 16,134,831 and 16,115,054 outstanding, respectively	17	17
Additional paid-in-capital	153,224	152,380
Retained earnings	48,980	46,915
Accumulated other comprehensive income	3,187	6,361
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	196,333	196,598

Total Liabilities and Shareholders’ Equity	$238,790	$235,710

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
(in thousands)	April 3, 2010	April 4, 2009
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income (loss)	$2,064	$(6,585)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,540	1,291
Compensation for stock options and restricted stock units	564	538
Provision for bad debts	348	397
Deferred income tax expense	34	30
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	506	17,669
Inventories, net	(2,748)	(1,078)
Prepaid expenses and other current assets	(3,039)	(1,027)
Income tax benefit from exercise of stock options	(6)	—
Increase (decrease) in:
Accounts payable and accrued liabilities	2,199	(8,835)
Income taxes payable	(234)	(2,008)
Customer deposits	(540)	(39)
Unearned service revenues	348	(441)

Net cash provided by (used in) operating activities	1,036	(88)

INVESTING ACTIVITIES:
Purchases of property and equipment	(613)	(1,647)
Payments for intangible assets	(205)	(188)
Purchases of short-term investments	—	(32,975)
Proceeds from sales of short-term investments	—	81,965

Net cash (used in) provided by investing activities	(818)	47,155

FINANCING ACTIVITIES:
Proceeds from notes payable	2,490	—
Payments on capital leases	(19)	(55)
Income tax benefit from exercise of stock options	6	—
Purchases of treasury stock	—	(8,829)
Proceeds from issuance of stock, net	275	—

Net cash provided by (used in) financing activities	2,752	(8,884)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	283	(450)

INCREASE IN CASH AND CASH EQUIVALENTS	3,253	37,733

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	35,078	23,494

CASH AND CASH EQUIVALENTS, END OF PERIOD	$38,331	$61,227